Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Safe & Green Development Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share	(1)	457(o)		$	$8,000,000.00	0.0001531	$1,224.80
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, issuable upon conversion of Series B Non-Voting Convertible Preferred Stock	(2)	Other			0.00	0.0001531	0.00
Fees to be Paid	Equity	Common Stock, par value $0.001 per share, issuable as dividends upon conversion of Series B Non-Voting Convertible Preferred Stock	(3)	Other		$	$3,600,000.00	0.0001531	$551.16

Total Offering Amounts:							$11,600,000.00		1,775.96
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,775.96

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(3)	The holders of Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) will be entitled to receive cumulative dividends at the rate per share of 9% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Series B Preferred Stock. The dividends become payable, at the registrant’s option, in either cash, out of any funds legally available for such purpose, or in shares of Common Stock, (i) upon any conversion of the Series B Preferred Stock, (ii) on each such other date as the registrant’s board of directors may determine, (iii) upon liquidation, dissolution or winding up of the registrant, and (iv) upon occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of the registrant’s assets, exchange or conversion of all of the registrant’s Common Stock by tender offer, exchange offer or reclassification; provided, however, that if Series B Preferred Stock is converted into shares of Common Stock at any time prior to the fifth anniversary of the date of issuance of the Series B Preferred Stock, the holder will receive a make-whole payment in an amount equal to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series B Preferred Stock being converted for the period commencing on the conversion date and ending on the fifth anniversary of the date of issuance, less the amount of all prior dividends paid on such converted Series B Preferred Stock before the date of conversion. Make-whole payments are payable at the registrant’s option in either cash, out of funds legally available for such purpose, or in shares of Common Stock.